Exhibit 23.2

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 333-57533, 333-49847, 333-70195, 333-83949, 333-94841, 333-61238, 333-71496, 333-105295 and 333-111454) and on Form S-8 (Nos. 333-52479, 333-35868, 333-112379, 333-35866, and 333-111457) of Cheniere Energy, Inc. of (i) our report dated March 29, 2002, except for Note 16 as to which the date is March 25, 2004, relating to the consolidated financial statements of Cheniere Energy, Inc., and (ii) our report dated March 29, 2002 relating to the financial statements of Gryphon Exploration Company, which appear in this Annual Report on Form 10-K on page 38 and 91, respectively.

/s/ PRICEWATERHOUSECOOPERS LLP

PRICEWATERHOUSECOOPERS LLP

Houston, Texas

March 25, 2004